UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 10, 2006

VIEWPOINT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27168	95-4102687

(state or other juris- diction of incorporation)	(Commission File Number)	(I.R.S. Employer (Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY		10018

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (se General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing Departure

          As previously disclosed in Viewpoint Corporation’s Current Report on Form 8-K dated May 5, 2006, Mr. James E. Crabbe resigned from the Company’s Board of Directors and committees of the Board, including the audit committee and compensation committee, effective May 2, 2006. On May 10, 2006, the Board of Directors appointed Harvey D. Weatherson, Non-Executive Chairman of the Board and a current independent director to fill the vacancy on the audit committee effective immediately.

          On May 10, 2006, the Company received a letter from the Listing Qualifications Department of the NASDAQ Stock Market indicating that as a result of the resignation of Mr. Crabbe, the Company failed to comply with the provisions of NASD Marketplace Rule 4350(d)(2), which requires the Company to have an audit committee of at least three independent directors as defined by the NASD rules. Consistent with NASD Marketplace Rule 4350(d)(4), the Company had a cure period until the earlier of the Company’s next annual shareholders’ meeting, or May 2, 2007, in order to regain compliance and avoid delisting of the Company’s stock. The letter from the Listing Qualifications Department of the NASDAQ Stock Market provided that the Company had regained compliance with NASD Marketplace Rule 4350(d)(2) by appointing Mr. Weatherson to the audit committee.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed herewith:

Exhibit 99.1 Press Release of Viewpoint Corporation, dated May 12, 2006, entitled “Viewpoint Corporation Appoints Don Weatherson to the Audit Committee”

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ William H. Mitchell

William H. Mitchell
Chief Financial Officer

Dated: May 12, 2006